                                                                  EXHIBIT 10.12

                                                                   July 7, 2003

Gary Wang
321 East 22nd Street, Apt 4N
New York, N.Y. 10001

Dear Gary:

This letter will confirm our offer to you for the position of Chief Risk Officer reporting to Tobey Russ. You will be based in New York. This offer is conditional upon the adequate capitalization and establishment of operations by the Company's parent, QUANTA CAPITAL HOLDINGS LTD.

You will be joining a team that collectively believes you will be an important part of a dynamic and successful new venture. We are determined to lead our industry in providing outstanding client service and emerging as a leader in the global insurance business.

On behalf of the Company, we have set forth below the terms and conditions of our conditional offer of employment:

    o    Base salary of $350,000, per annum.

    o    Eligibility to participate in the Company's bonus program at a target level of 50% of base salary with the amount awarded being subject to
         Company profitability and your specific performance.

    o    QUANTA CAPITAL HOLDINGS LTD. Is planning an initial capital raise of
         650,000,000. Based on that expected capital raise, you will be granted options to purchase 20,000 shares of Common Stock. If the initial capital raised is less than $650,000,000 your options grant will be adjusted proportionally. The option exercise price will be the fair market value per share of the Common Stock on the date you commence employment, as determined by QUANTA CAPITAL HOLDINGS LTD.'s Board of
         Directors.

    o    Four weeks vacation per annum.

    o    Eligibility to participate in the Company's employee benefit plans to be generally made available to the Company's employees. Company benefit plans are currently being finalized to reflect the Companies objectives and requirements and will be made available to you as soon as completed.

We anticipate a start date of August 15, 2003. Please be reminded that the terms as set forth in this letter are contingent upon the adequate capitalization and establishment of operations by the Company's parent, QUANTA CAPITAL HOLDINGS
LTD., which are now under way. An important component of that effort is an indication to the Company's investment bankers of your acceptance of this conditional offer, I would appreciate if you would sign and return this letter to confirm your acceptance.

Gary, we sincerely believe that your work with QUANTA will be mutually exciting and rewarding. If you have any questions about our offer or QUANTA CAPITAL
HOLDINGS LTD. in general, please stop by.

                                   Sincerely,

                                   /s/ Tobey J. Russ

                                   Tobey J. Russ
                                   President & CEO, Quanta Capital Holdings Ltd.

/s/ Gary Wang                                                 July 12, 2003
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Gary Wang                                                     Date